EXHIBIT 10.46

FARMER BROS. CO.

STOCK OWNERSHIP GUIDELINES
FOR DIRECTORS AND EXECUTIVE OFFICERS

Adopted by the Board of Directors on February 20, 2008,
as amended February 7, 2019

The Board of Directors of Farmer Bros. Co. (the “Company”) has adopted these Stock Ownership Guidelines (“Guidelines”) to further align the interests of the Company’s executive officers and non-employee directors with the interests of the Company’s stockholders and to further promote the Company’s commitment to sound corporate governance.

I.    Executive Officer Stock Ownership Guidelines

Executive officers of the Company (“Officers”), are expected to own and hold a number of shares of the Company’s common stock (“Common Stock”) based on the following guidelines:

Officer	Value of Shares Owned
Chief Executive Officer	at least three (3) times base salary
Other Executive Officers	at least one (1) times base salary

II.    Non-Employee Director Stock Ownership Guidelines

Non-employee directors are expected to own and hold during their service as a Board member a number of shares of Common Stock with a value equal to at least four (4) times the annual cash retainer for service on the Board.

III.    Compliance with the Guidelines

Equity that counts as Common Stock toward satisfaction of these Guidelines include: (a) shares of Common Stock owned outright by the Officer or non-employee director and his or her immediate family members who share the same household, whether held individually or jointly; (b) restricted stock and restricted stock units (whether or not the restrictions have lapsed); (c) performance shares and performance share units (whether or not the restrictions have lapsed); (d) ESOP shares; (e) shares of Common Stock held in trust for the benefit of the Officer or non-employee director or his or her family; (f) vested options for shares of Common Stock; and (g) vested performance options for shares of Common Stock.

Until the applicable guideline is achieved, each Officer and non-employee director is required to retain all “profit shares,” which are those shares remaining after payment of taxes on earned equity awards under (i) the Farmer Bros. Co. Amended and Restated 2007 Long-Term Incentive Plan or under its predecessor plan, the Farmer Bros. Co. 2007 Omnibus Plan, and (ii) the Farmer Bros. Co. 2017 Long-Term Incentive Plan, or under any successor plan to either of those plans, such as shares granted pursuant to the exercise of vested options, restricted stock that has vested, and stock from settled restricted stock units or performance share units. Officers and non-employee directors are expected to continuously own sufficient shares to meet these Guidelines once attained. Nothing contained herein shall otherwise prohibit any Officer or non-employee director from transferring shares acquired by such person other than pursuant to the foregoing equity plans, including shares directly purchased in the market, shares acquired through participation in the

Company’s 401(k) plan, and ESOP shares, if any, subject to applicable securities laws and the Company’s other policies and procedures, including, without limitation, the Company’s Insider Trading Policy.

These Guidelines may be waived at the discretion of the Board if compliance would create severe hardship or prevent an Officer or non-employee director from complying with a court order. It is expected that these instances will be rare.

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